Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
October 6, 2015	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES THIRD QUARTER 2015 ACQUISITION ACTIVITY

DENVER, CO — October 6, 2015 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that, during the third quarter of 2015, it had acquired, either directly or through its 51% ownership interest in a joint venture partnership, 23 industrial buildings totaling approximately 3.9 million square feet, located in the Southern California, Chicago, Houston, Austin, Nashville, Seattle / Tacoma, Atlanta, Portland and Baltimore / DC markets, for an aggregate purchase price of approximately $292.1 million.

In July 2015, IPT completed three transactions totaling four industrial buildings aggregating 481,000 square feet for approximately $54.7 million. This includes one building totaling 91,000 square feet acquired through IPT’s 51% ownership interest in a joint venture partnership. These buildings are located in the Southern California, Chicago and Houston markets.

In August 2015, IPT completed six transactions totaling 11 industrial buildings in the Austin, Nashville, Seattle / Tacoma, Southern California, Atlanta and Houston markets comprising 1.7 million square feet for an aggregate purchase price of approximately $113.8 million. This includes five buildings totaling 560,000 square feet acquired through IPT’s 51% ownership interest in a joint venture partnership.

In September 2015, IPT completed four transactions totaling eight industrial buildings aggregating 1.7 million square feet in the Portland, Chicago, Baltimore / DC and Houston markets for a combined purchase price of $123.6 million.

“These acquisitions will help us grow our established position in targeted supply-constrained markets” said Dwight Merriman, Chief Executive Officer of IPT. “We continue to progress towards building a high quality, national industrial operating platform, and are benefiting from strong property and market-level fundamentals.”

As of September 30, 2015, IPT had acquired, either directly or through its 51% ownership interest in a joint venture partnership, 91 industrial buildings totaling approximately 13.2 million rentable square feet in 15 major industrial markets for an aggregate purchase price of approximately $1.0 billion.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors, customers’ ability to continue to comply with the terms of their leases, and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2015, as amended or supplemented by IPT’s other filings with the SEC (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of high-quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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